Exhibit 21.1

NAME OF SUBSIDIARY	STATE OR JURISDICTION	D/B/A
HDS Holding Corporation	Delaware	(Not applicable)
HD Supply, Inc.	Delaware	HD Supply
HD Supply Holdings, LLC	Florida	(Not applicable)
HD Supply Construction Supply Group, Inc.	Delaware	(Not applicable)
White Cap Construction Supply, Inc.	Delaware	(Not applicable)
AH Harris Intermediate Acquisition, Inc.	Delaware	(Not applicable)
HD Supply GP & Management, Inc.	Delaware	(Not applicable)
HD Supply Construction Supply, Ltd.	Florida	HD Supply Construction & Industrial — White Cap
AH Harris Acquisition, LLC	Delaware	(Not applicable)
A. H. Harris & Sons, LLC	Connecticut	(Not applicable)
HarMac Rebar & Steel LLC	Delaware	(Not applicable)
Kenseal Construction Products of Maryland, LLC	Maryland	(Not applicable)
Kenseal Construction Products, LLC	New York	(Not applicable)
Kenseal Construction Products of New Jersey, LLC	New Jersey	(Not applicable)
Kenseal Construction Products of Carolinas, LLC	Delaware	(Not applicable)
HD Supply Facilities Maintenance, Ltd.	Florida	HD Supply Facilities Maintenance
HD Supply FM Services, LLC	Delaware	(Not applicable)
HD Supply International Holdings, Inc.	Delaware	(Not applicable)
Solbelt Supply Southwest, S.A. DE C.V.	Mexico	(Not applicable)
HD Supply (Hong Kong) Limited	Hong Kong	(Not applicable)
HD Supply Management, Inc.	Florida	(Not applicable)
HD Supply Repair & Remodel, LLC	Delaware	HD Supply Home Improvement Solutions
HDS IP Holding, LLC	Nevada	(Not applicable)
HDS Canada Holdings, ULC	Nova Scotia	(Not applicable)
HDS Canada, Inc.	Nova Scotia	HD Supply Canada
HD Supply International Holdings II, LLC	Delaware	(Not applicable)
HD Supply Support Services, Inc.	Delaware	(Not applicable)